Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Shareholder Services – Statements and Reports”, “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated June 26, 2018 relating to the financial statements of AB Government Money Market Portfolio for the year ended April 30, 2018, which is incorporated by reference in this Post-Effective Amendment No. 52 to the Registration Statement (Form N-1A No. 33-34001) of AB Fixed-Income Shares, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

May 10, 2019